EXHIBIT 99.1

January 30, 2015

Media Contact: Laura ZuHone	Investor Contact: Lee Ann Perry
VP, Director of Marketing	VP, Shareholder Services
217-258-0675	217-258-0493
lzuhone@firstmid.com	lperry@firstmid.com

First Mid-Illinois Bancshares, Inc. to acquire 12 Branches of Old National Bancorp

MATTOON, IL -- First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (“First Mid”) announced today the execution of a definitive agreement under which First Mid will acquire 12 Southern Illinois banking centers of Old National Bancorp, which is based in Evansville, Indiana. Through this transaction, First Mid will acquire approximately $502 million of deposits and $160 million of performing loans. The branches to be acquired are located in Carbondale, De Soto, Murphysboro, Mount Vernon, Lawrenceville, Harrisburg, Mount Carmel, Carmi, Carterville and Marion.

“These communities fit well geographically and the services offered align well with our product lines of banking, insurance, trust and wealth management,” said Joe Dively, First Mid Chairman and CEO. “We’re adding an outstanding group of banking professionals who are committed to their customers and their communities and who will be an integral part of the First Mid team.”

Dively said First Mid is recognized as a top-performing community bank, having earned a five-star Bauer Financial rating, been recognized as a top 200 community bank by American Banker, as well as being named Small Business Administration (SBA) 2014 Community Lender of the Year by the Illinois District Office.

“We have a long, rich history in Illinois and this year we’re preparing to celebrate 150 years of service. This acquisition will provide a solid foundation for future growth and profitability and deliver long-term shareholder value. We have a strong commitment to deliver exceptional financial services, while maintaining strong ties to the community and we look forward to welcoming our new employees and customers to First Mid,” Dively said.

“We’re pleased to have found a partner that wholeheartedly shares Old National’s commitment to passionately serving clients and community,” said Old National Bank President & CEO Bob Jones.  “With First Mid-Illinois Bank’s highly regarded reputation, and the exceptional leadership of Jeff Speith, there is no question that Southern Illinois clients will continue to experience the same exceptional service that they have become accustomed to receiving.”

The transaction is subject to regulatory approval and is expected to close in the third quarter of 2015.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid was first chartered in 1865 and has since grown into a more than $1.6 billion community-focused organization that provides financial services through a network of 35 banking centers in 23 Illinois communities. With this acquisition, total assets would increase to more than $2 billion. Our talented team is comprised of over 400 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers. More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Forward Looking Statements This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

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